Exhibit 99.1

             ATC Awarded 12 Million Dollars in Government Contracts


     LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--April 6, 2005--ATC Healthcare, Inc., (AMEX:AHN-News) a leader in medical staffing, announced today that it has been awarded two government contracts totaling over 12 million dollars. The two contracts are to provide healthcare staffing services to the State of Michigan at the Jackson Medical Complex, a state correctional medical facility and outpatient clinics in Jackson MI, and healthcare staffing services to the Devens Federal Medical Center, a Federal Bureau of Prisons medical facility in Worchester County, MA.
     Both of these contracts are multiple-year award contracts. ATC's total award is 9 million dollars for the Jackson Medical Complex over a three-year period. The Devens Medical Center award is 3.2 million dollars over a five-year period. "We are very pleased to have these two contracts. The Jackson Medical contract is the largest single contract we've been awarded to date. We anticipate to begin servicing both facilities this month; said David Savitsky, Chief Executive Officer.
     The ATC Healthcare Government Healthcare Division was established in 2001 to increase the company's sales to federal, state, and local government healthcare facilities. Since it's establishment ATC has obtained contracts with Department of Defense, Veterans Affairs Medical Centers, Indian Health Service Hospitals, various state and local government medical facilities, and a Federal Supply Schedule contract. "I expect significant growth in our government sales for 2005," said Mr. Savitsky.

     About The Jackson Medical Complex

     The Southern Michigan Correctional Facility opened in 1997, after renovations were made to the former State Prison site. Today, the Southern Michigan Correctional facility provides medical, dental and mental health services through numerous healthcare hospitals and clinics located inside the secure perimeter at the hospital and at other prison sites.
     Duane L. Waters Hospital maintains its accreditation through the Joint Commission on Accreditation of Healthcare Organizations (JCAHO). The 84-bed Waters hospital provides medical, surgical, long-term and psychiatric care. In addition to the Waters hospital care may be provided at Foote hospital or numerous outpatient clinics located at the Southern Michigan Correctional facility.

     About Fort Devens Services

     Fort  Devens  Medical  Center  is  an  administrative   facility  providing
specialized or long-term medical or mental health care for federal inmates. It is located in Worchester County, MA.

     About ATC Healthcare, Inc.

     ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics, and other health care facilities with 54 locations and conducts business in 33 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

     This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K/A for the year ended February 29, 2004 as filed with the Securities and Exchange Commission on November 4, 2004 and the quarterly report on form 10-Q for the Quarter ended November 30, 2004 as filed with the Securities and Exchange Commission on January 14, 2005.

    CONTACT: BPC Financial Marketing
             Investor Contact:
             John Baldissera, 800-368-1217
             or
             ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com